EXHIBIT 12.1

                    SUPERMARKETS GENERAL HOLDINGS CORPORATION
                    STATEMENTS REGARDING COMPUTATION OF RATIO
                          OF EARNINGS TO FIXED CHARGES
                                 (in thousands)

                                                           Fiscal Years
                                   ----------------------------------------------------------------
                                      1998          1997          1996          1995         1994
                                   ---------     ---------     ---------     ---------    ---------
Earnings (loss) from continuing
  operations before taxes .        $ (28,073)    $ (47,295)    $ (36,870)    $  48,944    $  16,121
                                   ---------     ---------     ---------     ---------    ---------
Fixed charges:
   Interest expense                  161,325       166,780       164,118       170,969      170,848
   Interest portion of rental
     expense(1)                       12,501        12,131        10,973        10,596       12,307
                                   ---------     ---------     ---------     ---------    ---------
        Total fixed charges          173,826       178,911       175,091       181,565      183,155
                                   ---------     ---------     ---------     ---------    ---------
Adjusted earnings before
  fixed charges                    $ 145,753     $ 131,616     $ 138,221     $ 230,509    $ 199,276
                                   =========     =========     =========     =========    =========
Ratio of earnings to fixed
  charges(2)                              --            --            --         1.27x        1.09x
                                   =========     =========     =========     =========    =========
Deficiency in earnings
  available to cover fixed
  charges                          $  28,073     $  47,295     $  36,870     $      --    $      --
                                   =========     =========     =========     =========    =========

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(1)   Represents the portion of rentals deemed representative of the interest included therein.

(2) For Fiscal 1995, the inclusion of preferred stock dividend requirements results in a ratio of earnings to fixed charges and preferred stocks dividends of 1.10x. For Fiscal 1994, the inclusion of preferred stock dividend requirements results in a deficiency in earnings available to cover fixed charges and preferred stock dividends of approximately $7.0 million.